Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA COMPLETES ACQUISITION OF

OCCUPATIONAL HEALTH + REHABILITATION INC

Company’s Health Services Division Expands in New England Markets,

Increases Presence in the Midwest and Southeast

ADDISON, Texas, October 31, 2005 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that its Concentra Health Services division (“CHS”) has completed the previously announced acquisition of Hingham, Massachusetts-based Occupational Health + Rehabilitation Inc (“OH+R”) (OTC: OHRI). Under the terms of the merger agreement, CHS acquired all of the outstanding common stock of OH+R for an aggregate purchase price of approximately $48.8 million.

The acquisition of OH+R, a leading occupational healthcare provider, extends the reach of Concentra’s occupational health division to new markets in Maine, Massachusetts, New Hampshire, New York, Rhode Island, and Vermont. It also strengthens the presence of its existing network of health centers in Connecticut, Missouri, New Jersey, and Tennessee. The transaction increases the total number of CHS health centers by 27. The remaining seven centers acquired in the transaction, located in overlapping markets, will be combined with existing CHS centers. After fully integrating OH+R’s operations, CHS will have 300 centers located in 40 states.

In 2004, OH+R handled approximately 508,000 patient visits and reported approximately $57 million in revenue. During the same period, CHS reported more than 5.9 million patient visits and had revenues of $577 million. CHS represented 56% of Concentra’s total revenue for the trailing twelve months ended June 30, 2005. On a combined basis, CHS and OH+R have an estimated 10% share of the market for initial workplace injuries in the United States.

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Concentra Completes Acquisition of OH+R

October 31, 2005

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 136,000 employer locations and 3,700 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 300 health centers in 40 states. It also operates the FOCUS network, a national workers’ compensation provider network that includes 544,000 individual providers and over 4,400 acute-care hospitals nationwide, and its Beech Street PPO network includes more than 400,000 physicians, over 52,000 ancillary healthcare providers and more than 3,800 acute-care hospitals.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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